EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation

RADCOM Equipment, Inc.	New Jersey
RADCOM Investments (96) Ltd.	Israel
RADCOM do Brasil Comercio, Importacao E Exportacao Ltda.	Brazil
RADCOM Trading India Private Limited.	India